As filed with the Securities and Exchange Commission on November 21, 2016

Registration No. 333-214120

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Post-Effective Amendment No. 1

to

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

(See table of Additional Registrants)

Citigroup Inc.

(Exact name of registrant as specified in its charter)

Delaware	52-1568099
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

Citigroup Global Markets Holdings Inc.

(Exact name of registrant as specified in its charter)

New York	11-2418067
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

388 Greenwich Street

New York, New York 10013

(212) 559-1000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Julie Bell Lindsay, Esq.

General Counsel-Capital Markets and Corporate Reporting

Citigroup Inc.

399 Park Avenue

New York, New York 10022

(212) 559-1000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Jeffrey D. Karpf, Esq.

Cleary Gottlieb Steen & Hamilton LLP

One Liberty Plaza

New York, New York 10006

(212) 225-2000

Approximate date of commencement of proposed sale of the securities to the public: From time to time after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered/Proposed maximum offering price per unit/Proposed maximum offering price(1)(2)	Amount of registration fee(3)
Debt Securities of Citigroup Inc.
Common Stock Warrants of Citigroup Inc.
Index Warrants of Citigroup Inc.
Preferred Stock of Citigroup Inc.
Depositary Shares of Citigroup Inc.
Common Stock of Citigroup Inc.
Stock Purchase Contracts of Citigroup Inc.
Stock Purchase Units of Citigroup Inc.
Debt Securities of Citigroup Global Markets Holdings Inc.
Citigroup Inc. Guarantees of Debt Securities of Citigroup Global Markets Holdings Inc. (4)

Debt securities, index warrants, preferred stock and depositary shares of Citigroup Inc. or its corporate predecessors, capital securities of the Additional Registrants listed below and Citigroup Inc. guarantees of debt securities, index warrants and capital securities of Citigroup Global Markets Holdings Inc., the Additional Registrants and Citigroup Inc.’s corporate predecessors (2)

Total

(1)	An unspecified aggregate initial offering price and number or amount of the securities of each identified class is being registered as may from time to time be offered at unspecified prices. Separate consideration may or may not be received for securities that are issuable on exercise, conversion or exchange of other securities or that are issued in units or represented by depositary shares. In accordance with Rules 456(b) and 457(r) under the Securities Act of 1933, as amended (the “Securities Act”), the issuers are deferring payment of all of the registration fee. In connection with the securities offered hereby, the issuers will pay “pay-as-you-go registration fees” in accordance with Rule 456(b) under the Securities Act, except for the following amount of fees that may be offset pursuant to Rule 457(p) under the Securities Act: $40,680.28 of fees paid with respect to unsold securities with a maximum aggregate offering price of $350,390,008.61 registered on Post-Effective Amendment No. 1 to Registration Statement File No. 333-157386, filed on February 11, 2011 by Citigroup Funding Inc., a wholly owned subsidiary of Citigroup Inc., and Registration Statement File No. 333-172554, filed on March 2, 2011 by Citigroup Funding Inc. Such fees were previously carried forward and offset against registration fees due with respect to unsold securities with a maximum aggregate offering price of $382,991,321.47 registered on Registration Statement File No. 333-192302, filed on November 13, 2013 by Citigroup Inc. The effectiveness of each of the registration statements referred to in this footnote (1) has expired.
(2)	Includes an unspecified number of securities that may be offered or sold by direct or indirect subsidiaries of the issuers in market-making transactions. These securities consist of an indeterminate amount of such securities that are initially being registered, and will initially be offered and sold, under this Registration Statement and an indeterminate number or amount of such securities that were initially registered, and were initially offered and sold, under registration statements previously filed by Citigroup Inc., its corporate predecessors, Citigroup Global Markets Holdings Inc., or the Additional Registrants. All such market-making transactions with respect to these securities that are made pursuant to a registration statement after the effectiveness of this Registration Statement are being made solely pursuant to this Registration Statement.
(3)	Pursuant to Rule 457(q) under the Securities Act, no separate registration fee is required for the registration of an indeterminate amount of securities to be offered solely for market-making purposes by direct or indirect subsidiaries of the issuers. Pursuant to Rule 457(n) under the Securities Act, no separate registration fee is payable for the guarantees being registered on this Registration Statement.
(4)	No separate consideration will be received for the guarantees being registered on this Registration Statement.

Table of Additional Registrants

Exact Name of Additional Registrant, as Specified in Charter	State or Other Jurisdiction of Incorporation or Organization	IRS Employer Identification No.
Citigroup Capital XIII	Delaware	06-1532089
Citigroup Capital XVIII	Delaware	20-5127853

Explanatory Note

This Post-Effective Amendment No. 1 to Registration Statement on Form S-3 (File No. 333-214120) is being filed by the issuers to revise footnote (1) to the “Calculation of Registration Fee” table to carry forward unused fees from a prior registration statement filed by Citigroup Inc. No changes have been made to the prospectuses or form of prospectus supplements included in Part I or to any other sections of this Registration Statement as initially filed on October 14, 2016, and accordingly, those documents and other sections have been omitted.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, Citigroup Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement or Amendment thereto to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on November 21, 2016.

CITIGROUP INC.

By:	/s/ John C. Gerspach
Name:	John C. Gerspach
Title:	Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement or Amendment thereto has been signed below by the following persons in the capacities indicated November 21, 2016.

Signatures

/s/ Michael L. Corbat Michael L. Corbat	Chief Executive Officer and Director (Principal Executive Officer)

/s/ John C. Gerspach John C. Gerspach	Chief Financial Officer (Principal Financial Officer)

/s/ Jeffrey R. Walsh Jeffrey R. Walsh	Controller and Chief Accounting Officer (Principal Accounting Officer)

* Michael E. O’Neill	Chairman of the Board

* Ellen M. Costello	Director

* Duncan P. Hennes	Director

* Franz B. Humer	Director

* Renée J. James	Director

* Eugene M. McQuade	Director

* Gary M. Reiner	Director

* Anthony M. Santomero	Director

* Joan E. Spero	Director

* Diana L. Taylor	Director

* William S. Thompson, Jr.	Director

* James S. Turley	Director

* Ernesto Zedillo	Director

By:	/s/ John C. Gerspach
John C. Gerspach Attorney-in-Fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, Citigroup Global Markets Holdings Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement or Amendment thereto to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on November 21, 2016.

CITIGROUP GLOBAL MARKETS HOLDINGS INC.

By:	/s/ Cliff Verron
Name:	Cliff Verron
Title:	Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement or Amendment has been signed below by the following persons in the capacities indicated November 21, 2016.

Signatures

/s/ James A. Forese
James A. Forese	Chief Executive Officer and Chairman of the Board (Principal Executive Officer)

/s/ Cliff Verron
Cliff Verron	Chief Financial Officer (Principal Financial Officer)

/s/ Daniel S. Palomaki
Daniel S. Palomaki	Chief Accounting Officer (Principal Accounting Officer)

/s/ Scott L. Flood
Scott L. Flood	Director

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, each of Citigroup Capital XIII and Citigroup Capital XVIII certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on November 21, 2016.

Citigroup Capital XIII
Citigroup Capital XVIII

By:	/s/ Joseph Bonocore
Name:	Joseph Bonocore
Title:	Regular Trustee

By:	/s/ Elissa Steinberg
Name:	Elissa Steinberg
Title:	Regular Trustee